SECURITIES AND EXCHANGE COMMISSION

                        Washington, D. C.  20549

                                FORM 8-K

                            CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934






Date of Report (Date of earliest event reported) November 15, 1996






                           OHIO EDISON COMPANY
         (Exact name of Registrant as specified in its charter)



            Ohio                   1-2578            34-0437786
(State or other jurisdiction of  (Commission      (I.R.S. Employer
 Corporation)                    File Number)   Identification No.)

      76 South Main Street, Akron, Ohio                44308
  (Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code: 1-800-736-3402













Item 5.  Other Events

    On November 15, 1996, FirstEnergy Corp. filed an application with the Public Utilities Commission of Ohio (PUCO) seeking authority for a Comprehensive Rate Reduction and Economic Development Plan (Plan). The Plan is designed to enhance and accelerate economic development within the service areas of The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company (Toledo) - operating companies of Centerior Energy Corporation (Centerior) and to provide CEI's and Toledo's customers with long-term competitive pricing for energy services. The plan would take effect after the proposed merger of Ohio Edison Company (Company) and Centerior receives necessary regulatory and shareholder approvals. The merger, which was announced in September 1996 and is expected to be finalized by the end of 1997, will result in the Company, CEI and Toledo becoming subsidiaries of FirstEnergy Corp. The Ohio Office of the Consumers' Counsel and the City of Toledo have entered into a stipulation with FirstEnergy supporting the Plan.

    The Plan, similar to one that was approved by the PUCO in 1995 for customers of the Company, would provide interim rate credits (estimated to aggregate $390 million over the period) for CEI's and Toledo's residential and certain commercial customers through the year 2005, but would otherwise keep present base rates in force until that time (except in the event of significant changes in environmental, regulatory or tax laws). Effective January 1, 2006, base rates for all customers of CEI and Toledo would be reduced by approximately $310 million, or 15 percent, on an annual basis from current rates.

    CEI and Toledo would commit to reduce fixed costs associated with generating station investment and/or regulatory assets through 2005, for regulatory accounting purposes, through asset revaluation, depreciation and/or amortization of at least $2 billion more than what would have been recognized without the Plan. The Plan includes earnings caps for CEI and Toledo which could trigger credits to customers if their returns on common equity, for regulatory purposes, exceed 11.5% for calendar years from inception of the Plan through 1999, 12.0% in 2000 and 2001 and 12.59% from 2002 through 2005.

    The regulatory plan for the Company that was approved by the PUCO in 1995 will not be affected by the Plan submitted by FirstEnergy Corp.
























                                SIGNATURE







    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                           OHIO EDISON COMPANY



                                          /s/ Harvey L. Wagner
                                      ----------------------------
                                              Harvey L. Wagner
                                                Comptroller








Dated:  November 25, 1996